Exhibit 10.10

GENERAL CREDIT AND SECURITY AGREEMENT

THIS GENERAL CREDIT AND SECURITY AGREEMENT, dated as of the 14th day of November, 2016, between Bremer Bank, National Association, a national banking association, having its mailing address and principal place of business at 1995 Rahncliff Court, Eagan, Minnesota 55122 (herein called “Lender”), and Canterbury Park Entertainment LLC, a Minnesota limited liability company, having offices at 1100 Canterbury Road, Shakopee, Minnesota 55379, (herein called “Borrower”).

RECITALS

A.           Borrower has requested Lender to extend to Borrower a revolving loan (the “Revolving Credit Loan”) in the original principal amount of Six Million and 00/100 Dollars ($6,000,000.00), for business purposes; and

B.           Lender is willing and prepared to extend the Revolving Credit Loan to Borrower upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Agreement. This Agreement states the terms and conditions under which Borrower may obtain the Revolving Credit Loan from Lender.

2.           Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Accounts” shall mean accounts as defined in the Commercial Code.

“Advance(s)” shall have the meaning provided in Paragraph 4A(a).

“Affiliate” shall include, with respect to any party, any Person which directly or indirectly controls, is controlled by, or is under common control with such party and, in addition, in the case of Borrower, each officer, director or shareholder of Borrower, and each joint venturer and partner of Borrower.

“Agreement” shall mean this Agreement as originally executed and as it may be amended, modified, supplemented or restated from time to time.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA to which Borrower incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” shall have the meaning provided in the preamble hereto.

“Business Day” shall mean any day on which commercial banks in Minneapolis, Minnesota are open for the transaction of business of the kind contemplated by this Agreement.

“Canterbury Concessions” shall mean Canterbury Park Concessions, Inc., a Minnesota corporation.

“Cash Available for Debt Service” shall mean Borrower’s Net Income plus the sum of (i) interest expense, (ii) depreciation, amortization and other non-cash expenses, minus (iii) all dividends and distributions, all determined in accordance with GAAP.

“Chattel Paper” shall mean chattel paper as defined in the Commercial Code.

“Closing Date” shall mean the day specified by Borrower on which all of the conditions precedent specified in Paragraphs 21 and 23 shall have been satisfied.

“Collateral” shall have the meaning provided in Paragraph 3.

“Commercial Code” shall mean the Minnesota Uniform Commercial Code, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“Contingent Obligations” shall mean, with respect to any Person, all of such Person’s liabilities and obligations which are contingent upon and will not mature unless and until the occurrence of some event or circumstance and which are not included within the definition of Liabilities of such Person.

“Debt Service” shall mean the sum of (i) all obligations of Borrower for interest of its indebtedness, plus (ii) all obligations for payment of principal on its indebtedness within such fiscal year, all determined in accordance GAAP.

“Debt Service Coverage Ratio” shall mean the ratio of Borrower’s Cash Available for Debt Service to Debt Service.

“Default” shall mean any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

“Equipment” shall mean equipment as defined in the Commercial Code.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect.

“ERISA Affiliate shall mean, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which is under common control or treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” shall mean any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other requirements of law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Section 430(i) of the Code; (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Default” shall have the meaning provided in Paragraph 20.

“GAAP” shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the audited financial statements delivered to Lender pursuant to Paragraph 17(a)(i). Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

“General Intangibles” shall mean general intangibles as defined in the Commercial Code.

“Guarantor” shall mean Canterbury Park Holding Corporation, a Minnesota corporation.

“Guaranty” shall mean the Corporate Guaranty of even date herewith made by Guarantor in favor of Lender and shall include any renewal, replacement or amendment thereto.

“Independent Public Accountants” shall mean Wipfli LLP, or any other firm of independent public accountants which is acceptable to Lender.

“Instruments” shall mean instruments as defined in the Commercial Code.

“Inventory” shall mean inventory as defined in the Commercial Code.

“Liabilities” of any Person shall mean those items which, in accordance with GAAP, appear as liabilities on a balance sheet.

“Loan Document(s)” shall mean individually or collectively, as the case may be, this Agreement, the Revolving Credit Note, the Guaranty, the Security Agreement, and any and all other documents executed, delivered or referred to herein or therein, as originally executed and as amended, modified or supplemented from time to time.

“Loan Year” shall mean the period from the date of this Agreement (or its anniversary date in a succeeding calendar year) through the day preceding the anniversary date of this Agreement in the immediately following calendar year.

“Material Adverse Occurrence” shall mean any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which Lender shall determine, in its sole discretion, could adversely affect the present or prospective financial condition or operations of Borrower or Guarantor or impair the ability of Borrower or Guarantor to perform its respective obligations under this Agreement or any other Loan Document.

“Maturity Date” shall mean the earlier of: (a) September 30, 2017; or (b) the date upon which the Obligations are declared to be due and payable (or automatically become due and payable) upon the occurrence of an Event of Default as provided in Paragraph 20.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.

“Net Income” for any period shall mean net income for such period, determined in accordance with GAAP excluding, however, (i) extraordinary gains, and (ii) gains (whether or not extraordinary) from sales or other dispositions of assets other than the sale of Inventory in the ordinary course of Borrower’s business.

“Obligations” shall have the meaning provided in Paragraph 3.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor board, authority, agency, officer or official of the United States administering the principal functions assigned on the date hereof to the Pension Benefit Guaranty Corporation under ERISA.

“Participant” shall mean each Person who purchases a participation interest from Lender in the obligations.

“Person” shall mean any natural person, corporation, firm, partnership, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” shall mean each employee benefit plan or other class of benefits covered by Title IV of ERISA, in either case whether now in existence or hereafter instituted, of Borrower or any of its Subsidiaries.

“Prime Rate” shall mean the WALL STREET JOURNAL PRIME RATE OF INTEREST, which is defined as the rate published in the Money Rate Section of the WALL STREET JOURNAL as the Prime Rate, with the understanding that the Lender may lend to its customers at rates that are above or below the Prime Rate. If the Prime Rate is no longer published, then in such event, the Lender may use a similar rate of interest which is publicly announced by a major commercial banking institution located in Minneapolis, Minnesota.

“Receivables” shall mean all rights of Borrower to the payment of money, whether or not earned and howsoever evidenced or arising, including, without limitation, all present and future Accounts, Chattel Paper, Instruments, and rights to payment which are General Intangibles, all security therefor and all of Borrower’s rights as an unpaid seller of goods (including rescission, replevin, reclamation and stopping in transit) and all of Borrower’s rights to any goods represented by any of the foregoing including returned or repossessed goods.

“Reportable Event” shall have the meaning given to that term in Title IV of ERISA.

“Revolving Credit Commitment” shall mean $6,000,000.00 and, as the context may require, the agreement of the Lender to make Advances to Borrower up to the Revolving Credit Commitment subject to the terms and conditions of this Agreement.

“Revolving Credit Loan” as defined in the first Recital of this Agreement.

“Revolving Credit Note” shall mean the promissory note in the form of Exhibit A attached hereto and made a part hereof made by Borrower payable to the order of Lender to evidence the Advances and each renewal, replacement or substitute note therefor.

“Revolving Credit Termination Date” shall mean the Maturity Date of the Revolving Credit Loan.

“Security Agreement” shall mean that certain Third-Party Security Agreement of even date herewith, executed and delivered by Canterbury Concessions, in favor of Lender as additional security for the Revolving Credit Note.

“Security Interest” shall mean any lien, pledge, mortgage, encumbrance, charge or security interest of any kind whatsoever (including, without limitation, the lien or retained security title of a conditional vendor) whether arising under a security instrument or as a matter of law, judicial process or otherwise or the agreement by Borrower to grant any lien, security interest or pledge, mortgage or encumber any asset.

“Subordinated Debt” shall mean indebtedness of Borrower for borrowed money which is subordinated to the Obligations on terms satisfactory to Lender in its sole discretion.

“Tangible Net Worth” shall mean, at any date of determination, the difference between: (a) the total assets appearing on Borrower’s balance sheet at such date prepared in accordance with GAAP after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is proper; and (b) the total liabilities appearing on such balance sheet (the “Total Liabilities”); excluding, however, from the determination of total assets: (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, covenants not to compete, training costs and other similar intangibles; (ii) all deferred charges or unamortized debt discount and expense other than deferred income taxes; (iii) securities which are not readily marketable; (iv) any write-up in the book value of any assets resulting from a re-evaluation thereof subsequent to the date of Borrower’s annual financial statement described in Paragraph 16(h); (v) amounts due from officers or Affiliates; and (vi) any asset acquired subsequent to the date of this Agreement which the Lender, in its reasonable business judgment, determines to be an intangible asset.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

3.           Security. As security for all present and future sums loaned or advanced by Lender to Borrower and for all other obligations now or hereafter chargeable to Borrower’s loan account hereunder, and all other obligations and liabilities of any and every kind of Borrower to Lender, due or to become due, direct or indirect, absolute or contingent, joint or several, howsoever created, arising or evidenced, now existing or hereafter at any time created, arising or incurred including, without limitation, the Revolving Credit Loan (herein called “Obligations”), Borrower hereby grants to Lender a security interest in and to the following property (collectively referred to as the “Collateral”) (any quoted term used in this Paragraph which is a defined term under the Commercial Code is being used as defined in the Commercial Code except as otherwise defined herein):

(a)       all of Borrower’s Accounts, chattel paper, deposit accounts, documents, Equipment, fixtures, instruments, Inventory, investment property, general intangibles, goods, and letter-of-credit rights;

(b)       all of Borrower’s rights, titles and interests in and to any commercial tort claims;

(c)       without limiting the description of the property or any rights or interests in the property described above in this definition of Collateral, all of Borrower’s rights, titles and interests in and to (i) all of Borrower’s money, cash, and other funds; (ii) all attachments, accessions, parts and appurtenances to, all substitutions for, and all replacements of any and all of Borrower’s Equipment, fixtures and other goods; (iii) all of Borrower’s agreements, as-extracted collateral, tangible chattel paper, electronic chattel paper, health-care-insurance receivables, leases, lease contracts, lease agreements, payment intangibles, proceeds of letters of credit, promissory notes, records, and software; and (iv) all of Borrower’s franchises, customer lists, insurance refunds, insurance refund claims, tax refunds, tax refund claims, pension plan refunds, and pension plan reversions, patents, patent applications, service marks, service mark applications, trademarks, trademark applications, trade names, domain names, trade secrets, goodwill, copyrights, copyright applications, and licenses;

(d)       all supporting obligations;

(e)       all of the products and proceeds of all of the foregoing described property and interests in property, including cash proceeds and noncash proceeds, and including proceeds of any insurance, whether in the form of original collateral or any of the property or rights or interests in property described above in this definition of Collateral; and

(f)       all of the foregoing, whether now owned or existing or hereafter acquired or arising, or in which Borrower now has or hereafter acquires any rights, titles or interests.

4.           Terms of Lending; etc.

4A         Revolving Credit Loan Advances.

(a)       At the request of Borrower, Lender agrees, subject to the terms and conditions of this Agreement, to make loans (each such loan being herein sometimes called individually an “Advance” and collectively the “Advances”) to Borrower from time to time on any Business Day during the period from the date hereof and ending on the Revolving Credit Termination Date; provided, however, that Lender shall not be required to make any Advance if, after giving effect to such Advance, the total outstanding Advances would exceed the Revolving Credit Commitment. The amount of each such Advance shall be charged to Borrower’s loan account.

(b)       In order to obtain an Advance, Borrower shall give written, telephonic or electronic notice to Lender, by not later than 1:00 p.m. (Minneapolis time) on the date the requested Advance is to be made Lender, shall make such Advance by transferring the amount thereof in immediately available funds for credit to an account (other than a payroll account) of Borrower at Lender, as specified in such notice. At the request of Lender, Borrower shall confirm in writing any telephonic notice.

(c)       The obligation of Lender to make Advances shall terminate on the Revolving Credit Termination Date.

(d)       Borrower agrees that, on the Maturity Date of the Revolving Credit Loan, it will repay the entire outstanding principal balance of the Revolving Credit Loan together with accrued interest thereon and all accrued fees without presentment or demand for payment, notice of dishonor, protest or notice of protest, all of which are hereby waived.

(e)       The Advances shall be evidenced by the Revolving Credit Note made by Borrower payable to the order of Lender; subject, however, to the provisions of the Revolving Credit Note to the effect that the principal amount payable thereunder at any time shall not exceed the then unpaid principal amount of the Revolving Credit Loan made by Lender. Borrower hereby irrevocably authorizes Lender to make or cause to be made, at or about the time of each Advance made by Lender, an appropriate notation on the records of Lender, reflecting the principal amount of such Advance, and Lender shall make or cause to be made, on or about the time of receipt of payment of any principal of the Revolving Credit Note, an appropriate notation on its records reflecting such payment. The aggregate amount of all Advances set forth on the records of Lender shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Revolving Credit Note.

5.           Interest. Borrower agrees to pay interest on the outstanding principal amount of the Revolving Credit Loan at the rate and at the time specified in the Revolving Credit Note. Each change in the interest rates due to a change in the Prime Rate shall take effect simultaneously with the corresponding change in the Prime Rate. Interest may be charged to Borrower’s loan account as an Advance at Lender’s option, whether or not Borrower then has a right to obtain an Advance pursuant to the terms of this Agreement.

6.           Set-Off; etc. Upon the occurrence of a Default or an Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender or any Participant to or for the credit or the account of Borrower, any amounts held in any account maintained at Lender or any Participant, against any and all amounts which may be owed to Lender or any Participant by Borrower whether in connection with this Agreement or otherwise and irrespective of whether Borrower shall have made any requests under this Agreement.

7.           Collection.

(a)       At any time after the occurrence of an Event of Default, Lender may notify account debtors on the Receivables (the “Customers”) at any time that Receivables have been assigned to Lender and collect them directly in Lender’s own name but unless and until Lender does so or gives Borrower other instructions, Borrower shall make collection for Lender at Borrower’s sole cost and expense. Following the occurrence of an Event of Default, Borrower shall deliver to Lender all full and partial payments arising from the sale or other disposition of Collateral received by Borrower their original form, except for endorsement where necessary. Until such payments are so delivered to Lender, such payments shall be held in trust by Borrower for and as Lender’s property and shall not be commingled with any funds of Borrower. The net amount received by Lender as proceeds arising from the sale or other disposition of Collateral will be credited by Lender to Borrower’s loan account (subject to final collection thereof) after allowing the number of days required by the applicable bank for collection of checks and other instruments.

8.           Warranty as to Collateral. Borrower warrants that:

(a)       All Receivables listed in Borrower’s financial statements or schedules will, when Borrower delivers such financial statements or the schedules to Lender, be bona fide existing obligations created by the sale and actual delivery of goods or the rendition of services to Customers in the ordinary course of business, which Borrower then owns free of any Security Interest except for the Security Interest in favor of Lender created by this

Agreement and which are then unconditionally owing to Borrower without defense, offset or counterclaim; and

(b)       all Inventory and Equipment is and shall be owned by Borrower, free of any Security Interest except for the Security Interest of Lender created by this Agreement or Security Interests permitted by Paragraph 18(c).

Lender’s rights to and security interest in the Collateral will not be impaired by the ineligibility of any such Collateral for Advances and will continue to be effective until all Obligations chargeable to Borrower’s loan account have been fully satisfied.

9.           Power of Attorney. Borrower appoints Lender, or any other person whom Lender may from time to time designate, as Borrower’s attorney with power: (a) to endorse Borrower’s name on any checks, notes, acceptances, drafts or other forms of payment or security that may come into Lender’s possession; (b) to sign Borrower’s name on any invoice or bill of lading relating to any Receivables, on drafts against Customers, on schedules and confirmatory assignments of Receivables, on notices of assignment, financing statements and amendments under the Commercial Code and other public records, on verifications of accounts and on notices to Customers; (c) to notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender; (d) to receive, open and dispose of all mail addressed to Borrower; (e) to send requests for verification of accounts to Customers; and (f) to do all things necessary to carry out this Agreement; provided, however, that the powers specified in clauses (c) and (d) above may be exercised only after the occurrence of an Event of Default. Borrower ratifies and approves all acts of the attorney taken within the scope of this power of attorney. Neither Lender nor the attorney will be liable for any acts of commission or omission nor for any error in judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any Receivable in which Lender has a security interest or any Obligation remains unpaid. Borrower waives presentment and protest of all instruments and notice thereof, notice of default and dishonor and all other notices to which Borrower may otherwise be entitled.

10.           Location of Collateral. Borrower warrants that its chief executive office is at the address stated in the opening paragraph of this Agreement and that its books and records concerning Receivables are located there. Borrower’s Inventory, Equipment and other goods are at the location or locations as designated on Schedule A annexed hereto. Borrower shall immediately notify Lender if any additional locations for Collateral are subsequently established. Borrower shall not change the location of its chief executive office, the place where it keeps its books and records, or the location of any Collateral (except for sales of Inventory or obsolete Equipment in the ordinary course of business) until Borrower has obtained the written consent of Lender and all necessary filings have been made and other actions taken to continue the perfection of Lender’s Security Interest in such new location. Lender’s Security Interest attaches to all the Collateral wherever located, and the failure of Borrower to inform Lender of the location of any item or items of Collateral shall not impair Lender’s Security Interest therein. Borrower’s state of organization is the State of Minnesota, which has been its State of organization since the date of Borrower’s organization. Borrower will not change its state of organization from Minnesota without 30 days’ prior written notice to Lender, and after Lender has acknowledged Borrower’s notice of such change in writing, and Borrower has delivered to Lender acknowledgement copies of financing statements filed where appropriate to continue the perfection of Lender’s security interest as a first priority security interest in the Collateral.

11.          Ownership and Protection of Collateral. Borrower warrants, represents and covenants to Lender that the Collateral is now and, so long as Borrower is obligated to Lender, will be, owned by Borrower free and clear of all Security Interests except for the Security Interest in favor of Lender created by this Agreement and except the Security Interests, if any, permitted by Paragraph 18(c). Borrower will not sell, lease or otherwise dispose of the Collateral, or attempt so to do (except for sales in the ordinary course of business of Inventory or obsolete Equipment) without the prior written consent of Lender and unless the proceeds of any such sale (including, without limitation, sales in the ordinary course of business of Inventory or obsolete Equipment) are deposited in Borrower’s “Main Operating Account” described in the Cash Management Agreement. After the occurrence of a Default or an Event of Default, Lender will at all times have the right to take physical possession of any tangible Collateral and to maintain such possession on Borrower’s premises or to remove the same or any part thereof to such other places as Lender may wish. If Lender exercises Lender’s right to take possession of such Collateral, Borrower shall on Lender’s demand, assemble the same and make it available to Lender at a place reasonably convenient to Lender. Borrower shall at all times keep the Equipment constituting Collateral in good condition and repair. All expenses of protecting, storing, warehousing, insuring, handling and shipping of the Collateral, all costs of keeping the Collateral free of any Security Interests prohibited by this Agreement and of removing the same if they should arise, and any and all excise, property, sales and use taxes imposed by any state, federal or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by Borrower and if Borrower fails to promptly pay any thereof when due, Lender may, at its option, but shall not be required to, pay the same and charge Borrower’s loan account therefor. Borrower agrees to renew all insurance required by this Paragraph 11 or Paragraph 13 at least 30 days prior to its expiration.

12.           Perfection of Security Interest. Borrower agrees to execute such financing statements together with any and all other instruments or documents and take such other action, including delivery, as may be required to create, evidence, perfect and maintain Lender’s Security Interest in the Collateral and Borrower shall not in any manner do any act or omit to do any act which would in any manner impair or invalidate Lender’s Security Interest in the Collateral or the perfection thereof. Borrower will cooperate with Lender in obtaining control with respect to Collateral consisting of Deposit Accounts, Investment Property and Electronic Chattel Paper (as such terms are defined in the Commercial Code). Where Collateral is in possession of a third party, Borrower will join with Lender in notifying such third party of Lender’s security interest and in obtaining an acknowledgment from such third party that is holding such Collateral for the benefit of Lender.

13.           Insurance. Borrower shall maintain insurance coverage on any Collateral including Receivables and other rights to payment with such companies, against such hazards, and in such amounts as may from time to time be acceptable to Lender and shall deliver such policies or copies thereof to Lender with satisfactory lender’s loss payable endorsements naming Lender. Unless otherwise approved by Lender, each policy of insurance shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of any anticipated cancellation of the policy for any reason and a clause that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrower nor by the occupation of the premises wherein such Collateral is located for purposes more hazardous than are permitted by said policy. Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies of such types (which may include, without limitation, public and product liability, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as may from time to time be required by Lender.

14.           Borrower’s Loan Account. Lender may charge to Borrower’s loan account at any time the amounts of all Obligations (and interest, if any, thereon) owing by Borrower to Lender, including (without limitation) loans, Advances, debts, liabilities, obligations acquired by purchase, assignment or participation and all other obligations, whenever arising, whether absolute or contingent and whether due or to become due; also the amount of all costs and expenses and all attorneys’ fees and legal expenses incurred in connection with efforts made to enforce payment of such obligations, or to obtain payment of any Receivables, or the foreclosure of any Collateral or in the prosecution or defense of any actions or proceedings relating in any way to this Agreement whether or not suit is commenced, including reasonable attorneys’ fees and legal expenses incurred in connection with any appeal of a lower court’s order or judgment; and also the amounts of all unpaid taxes and the like, owing by Borrower to any governmental authority or required to be deposited by Borrower, which Lender pays or deposits for Borrower’s account. All sums at any time standing to Borrower’s credit on Lender’s books and all of Borrower’s property at any time in Lender’s possession or upon or in which Lender has a Security Interest, may be held by Lender as security for all obligations which are chargeable to Borrower’s loan account. Subject to the foregoing, Lender, at Borrower’s request, will remit to Borrower any net balance standing to Borrower’s credit on Lender’s books. Lender will account to Borrower monthly and each monthly accounting will be fully binding on Borrower, unless, within sixty (60) days thereafter, Borrower gives Lender specific written notice of exceptions. All debit balances in Borrower’s loan account will bear interest as provided in Paragraph 5 of this Agreement.

15.           Participations. If any Person shall acquire a participation in the Revolving Credit Loan, Borrower hereby grants to any such Person holding a participation, and such Person shall have and is hereby given a continuing Security Interest in any money, securities and other property of Borrower in the custody or possession of such Participant, including the right of set-off as fully as if such Participant had lent directly to Borrower the amount of such participation.

16.          General Representations and Warranties. To induce Lender to make Advances pursuant to the Revolving Credit Loan hereunder, Borrower makes the following representations and warranties, all of which shall survive the occurrence of the Closing Date, the making of the initial Advance:

(a)       Borrower is a limited liability company duly organized, existing, and in good standing under the laws of the State of Minnesota, has power to own its property and to carry on its business as now conducted, and is duly qualified to do business in all states in which the nature of its business requires such qualification.

(b)       The execution and delivery of this Agreement and the other Loan Documents and the performance by Borrower of its obligations hereunder and thereunder do not and will not conflict with any provision of law, or of the charter or bylaws of Borrower, or of any agreement binding upon Borrower.

(c)       The execution and delivery of this Agreement and the other Loan Documents have been duly authorized by all necessary official action by the Board of Governors and sole member of Borrower, and by the Board of Directors of Guarantor; and this Agreement and the other Loan Documents to which Borrower is a party have in fact been duly executed and delivered by Borrower and constitute its lawful and binding obligations, legally enforceable against it in accordance with their respective terms.

(d)       There is no action, suit or proceeding at law or equity, or before or by any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Borrower, threatened against Borrower or Guarantor or the property of Borrower or Guarantor which, if determined adversely, would be a Material Adverse Occurrence or would affect the ability of Borrower or Guarantor to perform its obligations under the Loan Documents; and neither Borrower nor Guarantor is in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, where the effect of such default would be a Material Adverse Occurrence.

(e)       The authorization, execution and delivery of this Agreement, and the payment of the Revolving Credit Loan and interest thereon, is not, and will not be, subject to the jurisdiction, approval or consent of any federal, state or local regulatory body or administrative agency.

(f)       Except as set forth on Schedule B attached hereto and except the Security Interest granted to Lender pursuant to this Agreement, all of the assets of Borrower are free and clear of Security Interests.

(g)       Borrower and Guarantor have filed all federal, state and local tax returns which, to the knowledge of Borrower, are required to be filed, and Borrower and Guarantor have paid all taxes shown on such returns and all assessments which are due. Borrower and Guarantor have made all required withholding deposits. Federal income tax returns of Borrower and Guarantor have been examined and approved or adjusted by the applicable taxing authorities or closed by applicable statutes for any fiscal years prior to and including the fiscal year ended on December 31, 2015. Borrower does not have knowledge of any objections to or claims for additional taxes by federal, state or local taxing authorities for subsequent years which would be a Material Adverse Occurrence.

(h)       Borrower has furnished, or has caused Guarantor to furnish to Lender the financial statements described on Schedule C attached hereto. These statements were prepared in accordance with GAAP and present fairly the financial condition of Guarantor and its consolidated Subsidiaries, including, without limitation, Borrower. There has been no material adverse change in the condition of Guarantor or Borrower, financial or otherwise, since the date of the most recent of such financial statements.

(i)       The value of the assets and properties of Borrower at a fair valuation and at their then present fair salable value is and, after giving effect to any pending Advance and the application of the amount advanced, will be materially greater than its total liabilities, including Contingent Obligations, and Borrower has (and has no reason to believe that it will not have) capital sufficient to pay its liabilities, including Contingent Obligations, as they become due.

(j)       Borrower is in compliance with all requirements of law relating to pollution control and environmental regulations in the respective jurisdictions where Borrower is presently doing business or conducting operations.

(k)       All amounts obtained pursuant to Advances will be used for Borrower’s (i) general working capital purposes, or (ii) to finance capital expenditures permitted to make pursuant hereto, or (iii) to make intercompany loans permitted to be made pursuant hereto. No part of the Revolving Credit Loan shall be used at any time by Borrower to purchase or carry margin stock (within the meaning of Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock. No part of the proceeds of the Revolving Credit Loan will be used by Borrower for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

(l)       Except for the trademarks, patents, copyrights and franchise rights listed on Schedule D attached hereto, Borrower is not the owner of any patent, trademark, copyright or franchise rights. Borrower is not an “investment company”, or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Revolving Credit Loan, the application of the proceeds and repayment thereof by Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

(m)       (i) Each Plan is in compliance in all material respects with all applicable provisions of ERISA and the Code; (ii) the aggregate present value of all accrued vested benefits under all Plans (calculated on the basis of the actuarial assumptions specified in the most recent actuarial valuation for such Plans) did not exceed as of the date of the most recent actuarial valuation for such Plans the fair market value of the assets of such Plans allocable to such benefits; (iii) Borrower is not aware of any information since the date of such valuations which would materially affect the information contained therein; (iv) no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred an accumulated funding deficiency, as that term is defined in Section 302 of ERISA or Section 412 of the Code (whether or not waived); (v) no liability to the PBGC (other than required premiums which have become due and payable, all of which have been paid) has been incurred with respect to any Plan, and there has not been any Reportable Event which presents a material risk of termination of any Plan by the PBGC; and

(vi) Borrower has not engaged in a transaction which would subject it to tax, penalty or liability for prohibited transactions imposed by ERISA or the Code. Borrower does not contribute to any Multiemployer Plan.

(n)       The Guarantor is the sole owner and member of Borrower. Borrower has not: (i) issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law; or (ii) violated any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, in either case where the effect of such violation would be a Material Adverse Occurrence. No proceeds of the Advances will be used to acquire any security in any transaction which is subject to Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

(o)       Except as set forth on Schedule E attached hereto, Borrower does not have any Contingent Obligations.

(p)       All factual information heretofore or herewith furnished by or on behalf of Borrower and/or Guarantor to Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of Borrower or Guarantor to Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and no such information contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

(q)       Each representation and warranty shall be deemed to be restated and reaffirmed to Lender on and as of the date of the making of each Advance under this Agreement except that any reference to the financial statements referred to in Paragraph 16(h) shall be deemed to refer to the financial statements then most recently delivered to Lender pursuant to Paragraphs 17(a)(i) and (ii).

17.          Affirmative Covenants. Borrower agrees that it will do all of the following:

(a)       Furnish to Lender in form satisfactory to Lender:

 (i)        Within 90 days after the end of each fiscal year of Borrower, a complete audited financial report prepared and certified without qualification or explanatory language by Independent Public Accountants on a Consolidated and consolidating basis for Guarantor and any consolidated subsidiaries of Guarantor, including, without limitation, Borrower; together with a copy of the management letter or memorandum, if any, delivered by such Independent Public Accountants to Guarantor and Guarantor’s response thereto. If Borrower shall fail to cause Guarantor to supply the report within such time limit, Lender shall have the right (but not the duty) to employ certified public accountants acceptable to Lender to prepare such report at Borrower’s expense.

 (ii)       Within 45 days after the end of each fiscal quarter, a financial statement of Guarantor, including a balance sheet and operating figures as to that quarter and year-to date prepared in accordance with GAAP on a consolidated and consolidating basis for Guarantor and any consolidated subsidiaries of Guarantor, including, without limitation, Borrower, and certified as correct by the chief financial officer or treasurer of Guarantor but subject to adjustments as to inventories or other items to which an officer of Guarantor directs attention in writing.

(iii)      Within 45 days after the end of the first 3 fiscal quarters of each year of Borrower, and within 90 days after the end of each fiscal year of Borrower, a compliance certificate in the form attached as Exhibit B certified as true and accurate by the chief financial officer or treasurer of Borrower, or, as applicable, Guarantor.

(iv)     By no later than 45 days after the beginning of any of Borrower’s fiscal years, projections for Borrower’s then current fiscal year consisting of projected month-end balance sheets and month-end and year-to-date statements of earnings and cash flows, all in a form acceptable to Lender and certified by Borrower’s chief financial officer or treasurer as having been prepared in good faith and representing the most probable course of Borrower’s business during such fiscal year.

(v)       Immediately upon and in any event within five (5) days after any officer of Borrower becomes aware of any Default or Event of Default, a notice describing the nature thereof and what action Borrower proposes to take with respect thereto

(vi)      As soon as available and in any event within ten (10) days after the filing thereof, a copy of each report filed with the Securities and Exchange Commission.

(vii)     Immediately upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any “prohibited transaction” (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action Borrower proposes to take with respect thereto, and, when received, copies of and notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

(viii)    From time to time, at Lender’s request, any and all other material, reports, information, or figures reasonably required by Lender.

(b)          During regular business hours and after reasonable notice, permit Lender and its representatives access to, and the right to make copies of, the books, records, and properties of Borrower and Guarantor at all reasonable times; and permit Lender and its representatives to discuss Borrower’s and Guarantor’s financial matters with officers of Borrower and/or Guarantor and with their independent certified public accountants (and, by this provision, Borrower authorizes the independent certified public accountant of Borrower and Guarantor to participate in such discussions).

(c)       Pay when due all taxes, assessments, and other liabilities against it or its properties, except those which are being contested in good faith and for which an adequate reserve has been established; Borrower shall make all withholding payments when due.

(d)       Promptly notify Lender in writing of any substantial change in present executive management of Borrower.

(e)       Pay when due all amounts necessary to fund in accordance with its terms any Plan;

(f)       Comply in all material respects with all laws, acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to Borrower’s business operation or Collateral or any part thereof; provided, however, that Borrower may contest any such law, act, rule, regulation or order in good faith by appropriate proceedings so long as (i) Borrower first notifies Lender of such contest, and (ii) such contest does not, in Lender’s sole discretion, adversely affect Lender’s right or priority in the Collateral or impair Borrower’s ability to pay the Obligations when due.

(g)       Promptly notify Lender in writing of: (x) any litigation which: (i) involves an amount in dispute in excess of $50,000.00 which is not covered by insurance or, if covered by insurance, the insurer has failed to accept defense of the litigation or has done so under a reservation of rights; (ii) relates to the matters which are the subject of this Agreement; or (iii) if determined adversely to Borrower would be a Material Adverse Occurrence; and (y) any adverse development in any litigation described in clause (x) which could cause a Material Adverse Occurrence.

(h)       Maintain all of Borrower’s primary operating accounts at Lender.

(i)       At all times, maintain the ratio of: (i) Borrower’s Liabilities; to (ii) Tangible Net Worth at not greater than 1.0 to 1.0, measured quarterly.

(j)       Maintain Borrower’s Tangible Net Worth at not less than $26,000,000.00 at all times, measured quarterly.

(k)       Achieve and maintain a Debt Service Coverage Ratio of not less than 1.20 to 1.00 as of the end of each fiscal year of Borrower for the fiscal year then ended, measured annually.

18.          Negative Covenants. Borrower agrees that it will not do any of the following, without first obtaining Lender’s prior written consent:

(a)       Purchase or redeem any membership interests of Borrower; or declare or pay any dividends or distribution to any member of Borrower except that so long as no Default or Event of Default has occurred and is continuing at the time of any of the following described payments or would result therefrom, Borrower may pay dividends to Guarantor payable from Borrower’s Net Income.

(b)       Incur or permit to exist any interest-bearing indebtedness, secured or unsecured, including without limitation, indebtedness for money borrowed or capitalized leases, except (i) borrowings under this Agreement; or (ii) purchase money indebtedness incurred in connection with capital expenditures permitted by Paragraph 18(l) so long as the aggregate outstanding principal balance thereof does not exceed $250,000.00 at any time.

(c)       Create or permit to exist any Security Interest on any of Borrower’s assets now owned or hereafter acquired except: (i) those created in Lender’s favor and held by Lender; (ii) liens of current taxes not delinquent or taxes which are being contested in good faith for which an adequate reserve has been established; or (iii) security interests created in connection with purchase money indebtedness incurred in connection with the capital expenditures permitted by Paragraph 18(l), but only to the extent that: (A) such security interest attaches only to the equipment then being acquired by Borrower, did not and does not attach to Borrower’s current assets and does not secure any other indebtedness; (B) no Default or Event of Default has occurred and is continuing at the time of the proposed creation of such security interest or would result therefrom; and/or (C) no portion of the purchase price of the relevant equipment has been funded by the trade-in or available proceeds arising from the sale or other disposition of any of Borrower’s then, or previously, owned equipment.

(d)       Effect any recapitalization; or be a party to any merger or consolidation; or sell, transfer, convey or lease all, or any of its real or personal property that is used for its card casino or racetrack operations.

(e)       Enter into a new business or purchase or otherwise acquire any business enterprise or any substantial assets of any person or entity; or make any loans to any person or entity except for (i) loans and advances to officers for expenses to be incurred in the ordinary course of business so long as the aggregate outstanding principal amount thereof does not exceed $10,000.00 at any time; or (ii) purchase any shares of stock of, or similar investment in, any entity; or (iii) loans to Borrower’s subsidiaries or entities under common control with Borrower in an aggregate amount of not greater than $5,000,000 in the calendar year of 2017.

(f)       Become a guarantor or surety or pledge its credit or its assets on any undertaking of another.

(g)       Make any substantial change in present executive management or policy or in its present business or enter into a new business.

(h)       [Reserved.]

(i)       Change its fiscal year.

(j)       (i) Permit or suffer any Plan maintained for employees of Borrower or any commonly controlled entity to engage in any transaction which results in a liability of Borrower under Section 409 or 502(i) of ERISA or Section 4975 of the Code; (ii) permit or suffer any such Plan to incur any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived; (iii) terminate, or suffer to be terminated, any Plan covered by Title IV of ERISA maintained by Borrower or any commonly controlled entity or permit or suffer to exist a condition under which PBGC may terminate any such Plan; or (iv) permit to exist the occurrence of any Reportable Event (as defined in Title IV of ERISA) which represents termination by the PBGC of any Plan.

(k)       Enter into any agreement containing any provision which would be violated or breached by Borrower under any Loan Document or by the performance by Borrower of its obligations under any Loan Document or, except for this Agreement or any other Loan Document, which would prohibit Borrower from granting, or otherwise limit the ability of Borrower to grant to Lender any Security Interest on any assets or properties of Borrower.

(l)       Make capital expenditures (including without limitation by way of capitalized leases) except for the replacement and repair of Borrower’s existing Equipment or for acquisition of new Equipment consistent with Borrower’s present business practices.

19.          Availability of Collateral. Intentionally Deleted.

20.          Default and Remedies. It shall be an Event of Default under this Agreement if:

(a)       Borrower or Guarantor fails to make any payment required under this Agreement or any present or future supplements hereto or under any other agreement between Borrower and Lender when due, or if payable upon demand, upon demand and such failure shall remain unremedied for five (5) days; or

(b)       Borrower or Guarantor fails to perform or observe any covenant, condition or agreement contained in this Agreement or any Loan Document on its part to be performed (other than those failures covered by other subparagraphs of this Paragraph) and such default shall continue for a period of 30 days after written notice thereof from Lender to Borrower or Guarantor; or

(c)       Any warranty, representation or statement made or furnished to Lender by or on behalf of Borrower or Guarantor proves to have been false in a material respect when made; or

(d)       A proceeding seeking an order for relief under the Bankruptcy Code is commenced by or against Borrower or Guarantor and, if commenced against Borrower or Guarantor, remains undismissed for 60 days; or

(e)       Borrower or Guarantor becomes insolvent or generally fails to pay, or admit in writing its inability to pay, its debts as they become due; or

(f)       Borrower or Guarantor applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for it or him or for any of its or his property, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Borrower or Guarantor, or for a substantial part of Borrower’s or Guarantor’s property; or

(g)       Any other reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect of Borrower or Guarantor; or

(h)       Borrower or Guarantor takes any action to authorize, or in furtherance of, any of the events described in the foregoing clauses (d) through (g); or

(i)       Any judgments, writs, warrants of attachment, executions or similar process (not covered by insurance) is issued or levied against Borrower or any of its assets in excess of an aggregate amount of $100,000.00 for any or all of such judgments, writs, warrants, executions or similar process and is not released, vacated or fully bonded prior to any sale and in any event within 90 days after its issue or levy; or

(j)       Borrower shall fail to comply with Paragraph 13, or any of Paragraphs 17 (a), (c), (i), (j) or (k); or

(k)       Borrower shall fail to comply with Paragraphs 18(a) through (1) (inclusive), and such failure shall continue for a period of 30 days; or

(l)       The maturity of any Indebtedness of Borrower (other than Indebtedness under this Agreement or the other Loan Documents) in the aggregate amount of more than $500,000.00 for Borrower shall be accelerated, or Borrower shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand; or

(m)      The Guarantor repudiates or purports to revoke the Guaranty, or fails to perform any obligation under the Guaranty; or

(n)       An Event of Default occurs under the Security Agreement; or

(o)       Any of the Loan Documents shall at any time cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or the Guarantor, or the Lender shall cease to have a valid and perfected security interest having the priority contemplated thereunder in the collateral described herein or in the Security Agreement, other than by action or inaction of the Lender, if any of the foregoing shall remain unremedied for ten (10) days or more after receipt of notice thereof to the Borrower from the Lender.

Upon the occurrence of any Event of Default described in Paragraphs 20(d), (e), (f), (g) or (h), all Obligations shall be and become immediately due and payable without any declaration, notice, presentment, protest, demand or dishonor of any kind (all of which are hereby waived) and Borrower’s ability to obtain any additional Advance under this Agreement shall be immediately and automatically terminated. Upon the occurrence of any other Event of Default, Lender, without notice to Borrower, may terminate Borrower’s ability to obtain any additional Advance under this Agreement and may declare all or any portion of the Obligations to be due and payable, without notice, presentment, protest or demand or dishonor of any kind (all of which are hereby waived), whereupon the full unpaid amount of the obligations which shall be so declared due and payable shall be and become immediately due and payable. Upon the occurrence of an Event of Default, Lender shall have all the rights and remedies of a secured party under the Commercial Code and may have a receiver appointed over the Collateral and/or may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender, and Lender shall have the right to take immediate possession of the Collateral and may enter any of the premises of Borrower or wherever the Collateral is located with or without process of law and to keep and store the same on said premises until sold (and if said premises be the property of Borrower, Borrower agrees not to charge Lender or a purchaser from Lender for storage thereof for a period of at least 90 days). Upon the occurrence of an Event of Default, Lender, without further demand, at any time or times, may sell and deliver any or all of the Collateral at public or private sale, for cash, upon credit or otherwise, at such prices and upon such terms as Lender deems advisable, at its sole discretion. Any requirement under the Commercial Code or other applicable law of reasonable notice will be met if such notice is mailed to Borrower at its address set forth in the opening paragraph of this Agreement at least ten (10) days before the date of sale. Lender may be the purchaser at any such sale, if it is public. The proceeds of sale will be applied first to all expenses of retaking, holding, preparing for sale, selling and the like, including attorneys’ fees and legal expenses (whether or not suit is commenced) including, without limitation, reasonable attorneys’ fees and legal expenses incurred in connection with any appeal of a lower court’s order or judgment and second to the payment (in whatever order Lender elects) of all other obligations chargeable to Borrower’s loan account hereunder. Subject to the provisions of the Commercial Code, Lender will return any excess to Borrower and Borrower shall remain liable to Lender for any deficiency. Borrower agrees to give Lender immediate notice of the existence of any Default or Event of Default.

21.          Conditions Precedent to Closing Date; etc. The occurrence of the Closing Date and the obligation of Lender to make the any Advances (including the initial Advance) are subject to the condition precedent that Lender shall have received on or before the Closing Date or the date of the initial Advance, copies of all of the following, unless waived by Lender:

(a)       A favorable opinion of counsel to Borrower in form and substance satisfactory to Lender;

(b)       UCC-1 Financing Statements in a form acceptable to Lender appropriately completed;

(c)       Recent UCC searches from the filing offices in all states required by Lender which reflect that no other Person holds a Security Interest in any Collateral of Borrower, except for Security Interests permitted by Paragraph 18(c);

(d)       The Revolving Credit Note, in form and substance satisfactory to Lender, appropriately completed and duly executed by Borrower;

(e)       The Guaranty, duly executed by the Guarantor;

(f)       The Security Agreement, duly executed by Canterbury Concessions;

(g)       A certified copy of all documents evidencing any necessary consent or governmental approvals (if any) with respect to the Loan Documents or any other documents provided for in this Agreement;

(h)       A certificate by the Secretary or any Assistant Secretary of Borrower certifying as to: (i) attached resolutions of Borrower’s Board of Governors authorizing or ratifying the execution, delivery and performance of the Loan Documents to which Borrower is a party and any other documents provided for by this Agreement, (ii) the names of each Person authorized to sign the Loan Documents together with a sample of the true signature of such Person(s), and (iii) attached operating agreement of Borrower;

(i)       A copy of Borrower’s articles of organization certified by the Secretary of State;

(j)       A Certificate of Good Standing for Borrower issued by its state of organization and by those states requested by Lender;

(k)       Evidence of insurance for all insurance required by the Loan Documents;

(l)       An officer certificate, in form and substance satisfactory to Lender, executed by the President/Chief Manager of Borrower; and

(m)       Such other approvals, opinions or documents as Lender may require.

22.          Conditions Precedent to All Advances; Etc. The occurrence of the Closing Date and the obligation of Lender to make any Advance (including the initial Advance) shall be subject to the satisfaction of each of the following conditions, unless waived in writing by Lender:

(a)       the representations and warranties of Borrower set forth in this Agreement are true and correct on the date of such credit extension (and after giving effect to these then being made);

(b)       No Default, no Event of Default and no Material Adverse Occurrence shall then have occurred and be continuing on the date of such credit extension or result therefrom;

23.          Grant of License to Use Patents and Trademarks Collateral. For the purpose of enabling Lender to exercise rights and remedies under this Agreement, Borrower hereby grants to Lender and irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Borrower) to use, license or sublicense any patent or trademark now owned or hereafter acquired by Borrower and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof.

24.          Miscellaneous.

(a)       The performance or observance of any affirmative or negative covenant or other provision of this Agreement and any supplement hereto may be waived by Lender in a writing signed by Lender but not otherwise. No delay on the part of Lender in the exercise of any remedy, power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any remedy, power or right preclude other or further exercise thereof or the exercise of any other remedy, power or right. Each of the rights and remedies of Lender under this Agreement will be cumulative and not exclusive of any other right or remedy which Lender may have hereunder or as allowed by law.

(b)       Any notice, demand or consent authorized by this Agreement to be given to Borrower shall be deemed to be given when transmitted by electronic mail or personally delivered, or three days after being deposited in the U.S. mail, postage prepaid, or one day after delivery to Federal Express or other overnight courier service, in each case addressed to Borrower at its address shown in the opening paragraph of this Agreement, or at such other address as Borrower may, by written notice received by Lender, designate as Borrower’s address for purposes of notice hereunder. Any notice or request authorized by this Agreement to be given to Lender shall be deemed to be given when transmitted by electronic mail or personally delivered, or three days after being deposited in the U.S. mail, postage prepaid, or one day after delivery to Federal Express or other overnight courier, in each case addressed to Lender at its address shown in the opening paragraph of this Agreement, or at such other address as Lender may, by written notice received by Borrower, designate as Lender’s address for purposes of notice hereunder; provided, however, that any notice or request for Advance to Lender given pursuant to Paragraph 4A(b) shall not be deemed given until received.

(c)       This Agreement, including exhibits and schedules and other agreements referred to herein, is the entire agreement between the parties supersedes and rescinds all prior agreements relating to the subject matter herein, cannot be changed, terminated or amended orally, and shall be deemed effective as of the date it is accepted by Lender.

(d)       Borrower agrees to pay and will reimburse Lender on demand for all out-of-pocket expenses incurred by Lender arising out of this transaction including without limitation, the preparation of this Agreement and the other Loan Documents, filing and recording fees and reasonable attorneys’ fees and legal expenses (whether or not suit is commenced) incurred in the protection and perfection of Lender’s security interest in the Collateral, in the enforcement of any of the provisions of this Agreement or of Lender’s rights and remedies hereunder and against the Collateral, in the defense of any claim or claims made or threatened against Lender arising out of this transaction or otherwise, including, without limitation, in each instance, all reasonable attorneys’ fees and legal expenses incurred in connection with any appeal of a lower court’s order or judgment.

(e)       Borrower hereby agrees to indemnify, exonerate and hold Lender and its officers, directors, employees and agents (the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith including, without limitation, reasonable attorneys’ fees and disbursements (the ‘Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(1)	any transaction financed or to be financed in whole or in part directly or indirectly with proceeds of any Credit extension hereunder, or

(2)	the execution, delivery, performance or enforcement of this Agreement or any document executed pursuant hereto by any of the Indemnified Parties except for any such Indemnified Liabilities arising on account of any Indemnified Party’s gross negligence or willful misconduct.

If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The provisions of this Paragraph shall survive termination of this Agreement.

(f)       This Agreement is made under and shall be governed by and interpreted in accordance with the internal laws of the State of Minnesota, except to the extent that the perfection of the Security Interest hereunder, or the enforcement of any remedies hereunder with respect to any particular Collateral, shall be governed by the laws of a jurisdiction other than the State of Minnesota. Captions herein are for convenience only and shall not be deemed part of this Agreement.

(g)       This Agreement shall be binding upon Borrower and Lender and their respective successors, assigns, heirs, and personal representatives and shall inure to the benefit of Borrower, Lender and the successors and assigns of Lender, except that Borrower may not assign or transfer its rights hereunder without the prior written consent of Lender, and any assignment or transfer in violation of this provision shall be null and void. In connection with the actual or prospective sale by Lender of any interest or participation in the obligations, Borrower authorizes Lender to furnish any information in its possession, however acquired, concerning Borrower or any of its Affiliates to any person or entity.

(h)       Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court sitting in Minneapolis or St. Paul, Minnesota, over any action or proceeding arising out of or relating to the Agreement, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota State or Federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing by United States certified mail, return receipt requested, of copies of such process to Borrower’s address stated in the preamble hereto and addressed to Borrower’s President by title. Borrower agrees that judgment final by appeal, or expiration of time to appeal without an appeal being taken, in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Paragraph shall affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction. Borrower agrees that, if it brings any action or proceeding arising out of or relating to this Agreement, it shall bring such action or proceeding in Hennepin County or Ramsey County, Minnesota.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LENDER:

BREMER BANK, NATIONAL ASSOCIATION

By:
Name: Laura Helmueller Its: Senior Vice President

BORROWER:

CANTERBURY PARK ENTERTAINMENT LLC

By:
Name: Randall D. Sampson Its: President and CEO

List of Exhibits

Exhibit A	Form of Revolving Credit Note

Exhibit B	Form of Compliance Certificate

List of Schedules

Schedule A	Locations

Schedule B	Existing Security Interests

Schedule C	Financial Statements

Schedule D	Intellectual Property

Schedule E	Contingent Obligations

Schedule F	Existing Indebtedness

exhibit a

revolving credit note

$6,000,000.00	Eagan, Minnesota November 14, 2016

FOR VALUE RECEIVED, the undersigned, CANTERBURY PARK ENTERTAINMENT LLC, a Minnesota limited liability company (the “Borrower”), promises to pay to the order of BREMER BANK, NATIONAL ASSOCIATION, a national banking association (the “Lender”), on the Revolving Credit Termination Date, the principal sum of Six Million and No/100ths Dollars ($6,000,000.00) or, if less, the then aggregate unpaid principal amount of the Advances as may be borrowed by the Borrower under the Credit Agreement (as defined herein) and are outstanding on the Revolving Credit Termination Date. All Advances and all payments of principal shall be recorded by the Lender in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.

The Borrower further promises to pay to the order of the Lender interest on each Advance from time to time outstanding from the date hereof until paid in full at a fluctuating annual rate equal to the greater of: (a) the Prime Rate, or (b) 3.0%; provided, however, that, notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of any Event of Default, the rate of interest hereunder shall be 2.0% per annum above the current rate of interest. Interest shall be due and payable on the first day of each calendar month, commencing on November 1, 2016, and at maturity. Interest payment after maturity shall be payable on demand. Each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.

All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds to the Lender at the Lender’s office at 1995 Rahncliff Court, Eagan, Minnesota 55122, or at such other place as may be designated by the Lender to the Borrower in writing.

This Note is the Revolving Credit Note referred to in, and evidences indebtedness incurred under that certain General Credit and Security Agreement dated as of even date herewith (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”; capitalized terms not otherwise defined herein being used herein as therein defined) between the Borrower and the Lender, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

All parties hereof, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of Minnesota.

REVOLVING CREDIT NOTE

$6,000,000.00	Eagan, Minnesota November 14, 2016

CANTERBURY PARK ENTERTAINMENT LLC

By:
Name: Randall D. Sampson Its: President and CEO

exhibit b

compliance certificate

Pursuant to Paragraph 17(a)(iii) of the General Credit and Security Agreement dated as of November 14, 2016 (the General Credit and Security Agreement as it may be amended, modified, supplemented or restated from time to time being the “Credit Agreement”; the terms defined therein being used herein as therein defined) by and between the undersigned and BREMER BANK, NATIONAL ASSOCIATION (the “Lender”), the undersigned certifies to the Lender as follows:

1.       The financial statements of the Borrower attached hereto for the period ending ___________________, 20__ (the “Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis subject only to non-accrual of bonuses, other variations from GAAP which in the aggregate are not material, year-end adjustments which in the aggregate are not expected to be materially adverse and the omission of footnotes.

2.       The representations and warranties contained in Paragraph 16 of the Credit Agreement are true and correct as of the date hereof as though made on that date except that the representations and warranties set forth in Paragraph l6(h) to the financial statements of the Borrower shall be deemed a reference to the audited and unaudited financial statements of the Borrower, as the case maybe, then most recently delivered to the Lender pursuant to Paragraph 17(a)(i) or (ii), as the case maybe.

3.       As of ___________________, 20__ (the “Measurement Date”), no Default or Event of Default has occurred and is continuing [except (describe here any Default or Event of Default and the action which the undersigned proposes to take with respect thereto.)].

4.       Paragraph 17(i). The undersigned’s minimum required ratio of Liabilities to Tangible Net Worth was not less than 1.00 to 1.00 and the undersigned’s actual ratio at such Measurement Date was _____ to 1.00 and was computed in accordance with the Credit Agreement.

5.       Paragraph 17(j). The undersigned’s minimum required Tangible Net Worth was not less than $__________ and the undersigned’s actual Tangible Net Worth at such Measurement Date was $__________ and was computed in accordance with the Credit Agreement.

6.       Paragraph 17(k). The undersigned’s minimum required Debt Service Coverage Ratio was not less than 1.20 to 1.00, and the undersigned’s actual ratio at such Measurement Date was _____ to 1.00, and was computed in accordance with the Credit Agreement.

Dated _______________, 20__.	CANTERBURY PARK ENTERTAINMENT LLC

By:

Name:

Its:

schedule A

locations

1100 Canterbury Road
Shakopee, MN 55379

schedule B

existing security interests

Part I: General Security Interests.

The following Security Interests are permitted:

(a)	Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower;

(b)	Security Interests for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Paragraph 17(c);

(c)	Security Interests of carriers, warehousemen, mechanics and materialmen, and other like Security Interests arising in the ordinary course of business, for sums not due or to the extent that the secured amounts are being contested in good faith by appropriate proceedings;

(d)	Deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and

(e)	Zoning restrictions, easements, licenses, restrictions on the use of real property or irregularities in title thereto, which do not materially impair the use of such property in the operation of Borrower’s business or the value of such property for the purpose of such business.

Part II: Specific Security Interests.

None.

schedule C

financial statements

Financial statements for the fiscal month ended June 30, 2016 (Unaudited).

SCHEDULE D

INTELLECTUAL PROPERTY

None.

schedule E

contingent obligations